Exhibit 99.1

                       Playtex Reports Increased Sales and
                       Profits for the Second Quarter 2006


    WESTPORT, Conn.--(BUSINESS WIRE)--July 31, 2006--Playtex Products, Inc. (NYSE: PYX) reported continued solid growth for the second quarter ended July 1, 2006, and reiterated guidance for the year.

    Summary of Results

    SECOND QUARTER

    Net sales of retained brands were up 10% for the quarter ended July 1, 2006 to $180.3 million, versus $163.8 million for the quarter ended July 2, 2005. This was the tenth consecutive quarter of year over year net sales growth for retained brands. Reported net sales were up 2% versus last years' second quarter net sales of $177.0 million, which included $13.2 million in sales from the non-core brands, which were divested late in 2005.
    Net income, excluding charges and gains (but including an additional $1.2 million of equity compensation charges versus prior year), was $11.0 million, or $0.17 per diluted share in the second quarter 2006, up 24% from the comparable quarter last year, of $8.9 million or $0.14 per diluted share. Earnings per share were slightly impacted by a 2% increase in diluted shares outstanding in 2006 versus 2005. On a reported basis, second quarter 2006 net income was $10.3 million or $0.16 per diluted share, versus $6.2 million or $0.10 per diluted share the prior year, which includes the impact of charges and gains in 2006 and 2005.

    SIX MONTHS

    Net sales of retained brands were up 6% for the six months ended July 1, 2006 to $356.3 million, versus $335.1 million in the comparable prior year period. Reported net sales for the first six months 2005 were $363.7 million, including $28.6 million in sales from the divested non-core brands.
    Net income, excluding charges and gains (but including an additional $3.4 million of equity compensation charges versus prior year), was $23.1 million, or $0.36 per diluted share for the first six months of 2006, up 8% from the comparable period last year, of $21.5 million or $0.35 per diluted share. Earnings per share were impacted by a 3% increase in diluted shares outstanding in 2006 versus 2005. On a reported basis, the first six months of 2006 net income was $19.7 million or $0.31 per diluted share, versus $21.1 million or $0.34 per diluted share the prior year, which includes the impact of charges and gains in 2006 and 2005.
    A reconciliation of the results "as reported", which are in accordance with GAAP, to results "excluding charges and gains", which is a non-GAAP measure, is included on the Consolidated Statements of Income Data, and related notes thereto, attached to this release.

    Second Quarter Segment Sales

    FEMININE CARE

    For the second quarter 2006, despite stable market share trends, Feminine Care net sales declined 7%, to $53.9 million, versus the prior year quarter primarily due to trade inventory reductions. This reduction of inventory is the result of strong take-away at the store level of Gentle Glide, in line with the prior year period, while, we believe, retailers reduced reorders to clear the way for the new down-count packaging, which began shipping late in the second quarter 2006.
    The new packaging moves Gentle Glide from 20 and 40-count boxes to 18 and 36-count boxes, respectively, with no change in suggested retail pricing, bringing Playtex's package counts in line with industry norms. Because of the implementation costs for these changes, the Company expects to benefit from the effective price increase beginning in 2007.
    Continuing previous trends, Feminine Care net sales were also negatively impacted by lower sales of Beyond tampons, and the impact of discontinuing the sale of Heat Therapy products, which were partially offset by sales of the Company's new Petals personal cleansing cloth singles.

    SKIN CARE

    Playtex's Skin Care net sales grew 27% to $85.6 million in the second quarter 2006 versus the prior year quarter, accelerating the growth trends of the first quarter. Net sales for both Banana Boat sun care products and Wet Ones hand and face wipes grew double digits in the quarter.
    Net sales of Banana Boat sun care products grew significantly in the second quarter 2006 versus prior year second quarter due primarily to the success of the Company's new products and increased investment in advertising and promotional spending. Banana Boat net sales in the quarter were also positively impacted by a shift in timing of sell-in as customers continued the trend of purchasing closer to consumption periods. Additionally, lower estimated return rates for the 2006 season, resulting from improved business processes, positively impacted net sales.
    Wet Ones hand and face wipes showed continued growth in the quarter due to category growth and new product sales as well as strong consumer response to seasonal retail promotions.
    Playtex gloves reported sales in line with prior year second quarter.

    INFANT CARE

    Infant Care net sales grew 5% to $40.8 million in the second quarter 2006 versus year ago as growth in bottle feeding and cups more than offset lower sales of Diaper Genie disposal systems and refills. The Company's bottle business benefited from increased distribution at retailers during the second quarter. New cups featuring Disney's Nemo and Cars characters from the two related popular children's animated films began shipping in the second quarter 2006 contributing to growth in cups.
    As anticipated, sales of Diaper Genie were negatively impacted in the quarter as price was lowered to meet competition at retail and by trade inventory adjustments related to product and packaging changes. A new and significantly improved model, Diaper Genie II - with better ease of use and stronger odor protection, has just been added to the product line. The Company began shipping the premium priced Diaper Genie II pail and refill system in July.

    Additional Second Quarter 2006 Results

    Gross profit margins expanded approximately 170 basis points in the second quarter 2006 versus the prior year. Excluding charges and gains, gross profit margins increased approximately 140 basis points in the second quarter 2006 versus the prior year due to the divesture of the non-core brands. The positive impact of our restructuring efforts and improvements in our business processes more than offset the impact of higher raw material costs.
    Feminine Care gross profit margins declined minimally, largely due to the lower sales volume and the additional costs related to the down-count production line change over and start up of capacity for our new tampons.
    Skin Care margins improved versus the comparable period in the prior year due to significantly higher sales with better mix, lower estimated sun care returns, the positive impact from the acquisition, during the second half of the prior year, of the remaining Banana Boat distribution rights and the outsourcing of gloves production to Malaysia.
    Infant Care gross profit margins declined primarily due to significantly higher raw material costs and the price decrease on the original Diaper Genie unit.
    Operating income was $31.9 million in the second quarter 2006 versus $30.4 million, in the prior year quarter. Operating income excluding charges and gains, in the second quarter of 2005 was $31.1 million. The increase in operating income, excluding charges and gains, is due primarily to higher net sales and the net positive impact on gross margins as stated above. These positives were partially offset by increased investment in advertising and sales promotion and the lost operating income of the non-core brands that were sold at the end of 2005. Additionally, non-cash equity compensation charges increased $1.2 million in 2006 versus 2005.
    Interest expense declined by $1.9 million - or 12% - in the second quarter 2006 versus prior year as a result of the Company's deleveraging program. The Company repurchased $19.5 million of 9 3/8% Notes during the second quarter 2006 and an additional $26.0 million in July. To date in 2006, the Company has repurchased $94.5 million of Notes.
    Also during the second quarter, the Company purchased 500,000 shares of Playtex common stock at a cost of $5.8 million under the previously announced stock repurchase program. This program was developed to mitigate the dilution impact on earnings per share as a result of the Company's equity compensation programs.
    Chairman, President and Chief Executive Officer, Neil P. DeFeo stated, "This quarter's results evidence the continued improvement of our business fundamentals, and shows that our strategy is working. When you look at our results on an apples-to-apples basis, sales growth is strong, gross profit margins continue to improve in spite of higher overall raw material costs, and operating income is growing despite the higher investments in both new products and advertising and promotion. In addition, last years second quarter results included operating income from the divested brands. The improved operating results, along with lower interest expense as a result of our declining net debt balance, has contributed to strong earnings growth year over year."

    2006 Guidance Reiterated

    The Company reiterated its guidance for 2006. Excluding net sales of the brands divested in 2005, net sales for 2006 are expected to be up mid-single digits versus the prior year. On a reported basis, net sales for 2006 are expected to be down low-single digits versus the prior year due to the $48.6 million of divested brand sales in 2005.
    The Company expects 2006 operating income to be between $103 million and $108 million. This compares to 2005 operating income, excluding charges and gains, of $107 million. Last years operating income included more than $8 million of operating income from the divested brands.
    The Company continues to expect to buy back $100 million in Notes during 2006, and it has repurchased $94.5 million in Notes so far in 2006 toward this goal. As a result of these debt repurchases, interest expense is expected to decline by about $8 million in 2006 versus the prior year.
    Mr. DeFeo concluded, "Thanks to the efforts of all of our Playtex associates, we continue to produce results in-line with what we said we would do. We are excited about the upcoming launch of our new tampon, which begins shipping in August. Playtex continues to focus on its consumers and customers to provide the right products at the right price in the right place. At the same time, we are focusing on building value for our shareholders by continually improving the fundamentals of Playtex - through business process improvements, and a focus on cost and debt reduction. We believe our efforts will result in significantly enhanced shareholder value over time."
    Playtex will hold a conference call with analysts and investors at 10:30 a.m. EDT on Monday, July 31st. The dial in number is 1-800-688-0836 and the pass code is 70374414.
    A digital replay of the conference call will be available through Monday, August 7th. The replay number is 888-286-8010. The passcode is 77099241. To access the webcast of this call (live and replay), please go to the "Investor Relations" portion of our web site www.playtexproductsinc.com.

    This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this press release, and on our web site, is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

    Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Feminine Care, Skin Care and Infant Care products, including Playtex tampons, Playtex infant feeding products, Diaper Genie, Banana Boat, Wet Ones, and Playtex gloves.

    With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, the inability to implement higher prices and launch new products, the inability buy-back stock or bonds in the open market, the inability to earn higher returns for shareholders, grow net sales, operating income, EBITDA and earnings per share or reduce debt, interest expense and leverage ratios to the target levels, the inability to save targeted amounts as part of restructuring and realignment efforts, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, the ability to ship new products on targeted dates, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.



                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF INCOME DATA
           (Unaudited, in thousands, except per share data)

Reconciliation of Results "As Reported"
 in accordance with GAAP to Results "Excluding
 Charges / Gains " (1), a non-GAAP measure.

                                Three Months Ended
               -------------------------------------------------------
                       July 1, 2006            July 2, 2005
               --------------------------- ---------------------------
                                                     Charges Excluding
                 As      Charges Excluding   As      / Gains   Charges
               Reported    (2)   Charges   Reported    (3)    / Gains
               --------- ------- --------- --------- ------- ---------
Net sales:
 Feminine Care $ 53,931  $    -  $ 53,931  $ 57,977  $    -  $ 57,977
 Skin Care       85,619       -    85,619    67,161       -    67,161
 Infant Care     40,739       -    40,739    38,655       -    38,655
               --------- ------- --------- --------- ------- ---------
   Subtotal     180,289       -   180,289   163,793       -   163,793
 Divested             -       -         -    13,221       -    13,221
               --------- ------- --------- --------- ------- ---------
Total net sales 180,289       -   180,289   177,014       -   177,014
Cost of sales    82,877       -    82,877    84,488    (672)   83,816
               --------- ------- --------- --------- ------- ---------
 Gross profit    97,412       -    97,412    92,526     672    93,198
Operating
 expenses:
 Selling,
  general and
  administrative 64,872       -    64,872    60,037   1,500    61,537
 Restructuring        -       -         -     1,473  (1,473)        -
 Amortization of
  intangibles       651       -       651       609       -       609
               --------- ------- --------- --------- ------- ---------
 Total operating
  expenses       65,523       -    65,523    62,119      27    62,146
 Operating
  income:
  Feminine Care  17,533       -    17,533    16,352       -    16,352
  Skin Care      22,204       -    22,204    17,775       -    17,775
  Infant Care     7,681       -     7,681     8,068       -     8,068
  Corporate     (15,529)      -   (15,529)  (13,597)    645   (12,952)
               --------- ------- --------- --------- ------- ---------
   Subtotal      31,889       -    31,889    28,598     645    29,243
  Divested            -       -         -     1,809       -     1,809
               --------- ------- --------- --------- ------- ---------

 Total operating
  income         31,889       -    31,889    30,407     645    31,052
 Interest
  expense, net   14,345       -    14,345    16,293       -    16,293
 Expenses
  related to
  retirement of
  debt            1,162  (1,162)        -     3,846  (3,846)        -
 Other expense       51       -        51         -       -         -
               --------- ------- --------- --------- ------- ---------

 Income before
  income taxes   16,331   1,162    17,493    10,268   4,491    14,759
 Provision for
  income taxes    6,041     430     6,471     4,106   1,796     5,902
               --------- ------- --------- --------- ------- ---------

 Net income    $ 10,290  $  732  $ 11,022  $  6,162  $2,695  $  8,857
               ========= ======= ========= ========= ======= =========
 EPS: Basic    $   0.16          $   0.18  $   0.10          $   0.14
      Diluted  $   0.16          $   0.17  $   0.10          $   0.14

 Weighted
  average shares
  outstanding:
   Basic          62,637           62,637    61,561            61,561
   Diluted        63,478           63,478    62,225            62,225

The table below reconciles EBITDA to net income, the most directly comparable GAAP measure.

 Net income    $ 10,290          $ 11,022  $  6,162          $  8,857
 Provision for
  income taxes    6,041             6,471     4,106             5,902
 Interest
  expense, net   14,345            14,345    16,293            16,293
 Amortization
  of intangibles    651               651       609               609
 Depreciation     3,725             3,725     4,144             4,144
               --------- ------- --------- --------- ------- ---------

 EBITDA (6)    $ 35,052          $ 36,214  $ 31,314          $ 35,805
               =========         ========= =========         =========
  See accompanying Notes to Consolidated Statements of Income Data.


                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF INCOME DATA
           (Unaudited, in thousands, except per share data)

Reconciliation of Results "As Reported"
 in accordance with GAAP to Results "Excluding
 Charges / Gains " (1), a non-GAAP measure.

                                  Six Months Ended
               -------------------------------------------------------
                       July 1, 2006            July 2, 2005
               --------------------------- ---------------------------
                                                     Charges Excluding
                 As      Charges Excluding   As      / Gains   Charges
               Reported    (4)   Charges   Reported    (5)    / Gains
               --------- ------- --------- --------- ------- ---------
Net sales:
 Feminine Care $108,189  $    -  $108,189  $111,995  $    -  $111,995
 Skin Care      162,151       -   162,151   137,667       -   137,667
 Infant Care     85,974       -    85,974    85,455       -    85,455
               --------- ------- --------- --------- ------- ---------
   Subtotal     356,314       -   356,314   335,117       -   335,117
 Divested             -       -         -    28,582       -    28,582
               --------- ------- --------- --------- ------- ---------

Total net sales 356,314       -   356,314   363,699       -   363,699
Cost of sales   161,701       -   161,701   171,501  (1,002)  170,499
               --------- ------- --------- --------- ------- ---------
 Gross profit   194,613       -   194,613   192,198   1,002   193,200
Operating
 expenses:
Selling,
 general and
 administrative 126,800       -   126,800   117,796   4,375   122,171
 Restructuring        -       -         -     2,208  (2,208)        -
 Amortization of
  intangibles     1,288       -     1,288     1,217       -     1,217
               --------- ------- --------- --------- ------- ---------
 Total operating
  expenses      128,088       -   128,088   121,221   2,167   123,388
 Operating
  income:
  Feminine Care  32,225       -    32,225    32,962       -    32,962
  Skin Care      45,284       -    45,284    36,278       -    36,278
  Infant Care    19,635       -    19,635    22,022       -    22,022
  Corporate     (30,619)      -   (30,619)  (25,347) (1,165)  (26,512)
               --------- ------- --------- --------- ------- ---------
   Subtotal      66,525       -    66,525    65,915  (1,165)   64,750
  Divested            -       -         -     5,062       -     5,062
               --------- ------- --------- --------- ------- ---------
 Total operating
  income         66,525       -    66,525    70,977  (1,165)   69,812
 Interest
  expense, net   28,835       -    28,835    34,044       -    34,044
 Expenses
  related to
  retirement of
  debt            5,569  (5,569)        -     8,592  (8,592)        -
 Other expense       68       -        68        21       -        21
               --------- ------- --------- --------- ------- ---------

 Income before
  income taxes   32,053   5,569    37,622    28,320   7,427    35,747
 Provision for
  income taxes   12,344   2,193    14,537     7,189   7,091    14,280
               --------- ------- --------- --------- ------- ---------

 Net income    $ 19,709  $3,376  $ 23,085  $ 21,131  $  336  $ 21,467
               ========= ======= ========= ========= ======= =========
 EPS: Basic    $   0.31          $   0.37  $   0.34          $   0.35
      Diluted  $   0.31          $   0.36  $   0.34          $   0.35

 Weighted
  average shares
  outstanding:
    Basic        62,659            62,659    61,403            61,403
    Diluted      63,514            63,514    61,847            61,847


The table below reconciles EBITDA to net income, the most directly comparable GAAP measure.

 Net income    $ 19,709          $ 23,085  $ 21,131          $ 21,467
 Provision for
  income taxes   12,344            14,537     7,189            14,280
 Interest
  expense, net   28,835            28,835    34,044            34,044
 Amortization of
  intangibles     1,288             1,288     1,217             1,217
 Depreciation     7,331             7,331     8,103             8,103
               ---------         --------- ---------         ---------

 EBITDA (6)    $ 69,507          $ 75,076  $ 71,684          $ 79,111
               =========         ========= =========         =========

   See accompanying Notes to Consolidated Statements of Income Data.


                        PLAYTEX PRODUCTS, INC.
            NOTES TO CONSOLIDATED STATEMENTS OF INCOME DATA

    1) We have presented the "Charges / Gains" and "Excluding Charges / Gains" columnar information, as we believe it provides securities analysts, investors and other interested parties with more insight as to certain significant events and transactions that occurred during the fiscal periods presented, that may or may not be recurring in nature. We believe the presentation of this data provides the reader with a greater understanding of the impact of certain items on specific generally accepted accounting principles in the United States ("GAAP") measures, including net income, operating income and gross profit. Management utilizes this information to better understand its operating results as well as the impact and progress on certain strategic initiatives. The columnar information under the caption "Charges / Gains" and "Excluding Charges / Gains" are not substitutes for analysis of our results as reported under GAAP and should only be used as supplemental information.

    2) The second quarter of 2006 includes the following charges:

    -- Premiums of $0.9 million, and a write off of $0.3 million of unamortized deferred financing fees relating to the repurchase of $19.5 million principal of our 9 3/8% Senior Subordinated Notes due 2011 ("9 3/8% Notes").

    3) The second quarter of 2005 includes the following charges and gains:

    -- A restructuring charge of $1.5 million and a restructuring related charge included in cost of sales of $0.7 million as a result of our strategic realignment announced in February
        2005;

    -- Premiums of $3.1 million and the write off $0.8 million of unamortized deferred financing fees relating to the repurchase of $39.8 million principal of our 8% Senior Secured Notes ("8% Notes"); and

    -- A $1.5 million lawsuit award, included in selling, general and administrative expenses ("SG&A").

    4) The first half of 2006 includes the following charges:

    -- Premiums of $4.6 million, and a write off of $1.0 million of unamortized deferred financing fees relating to the repurchase of $68.5 million principal of our 8% Notes and 9 3/8% Notes.

    5) The first half of 2005 includes the following charges and gains:

    --  Lawsuit awards of $4.5 million included in SG&A;

    -- Premiums of $7.1 million and the write off $1.5 million of unamortized deferred financing fees relating to the repurchase of $81.1 million principal of our 8% Notes;

    -- A restructuring charge of $2.2 million, a restructuring related charge included in cost of sales of $1.0 million and a restructuring related charge included in SG&A of $0.2 million as a result of our strategic realignment announced in February 2005; and

    -- A tax benefit of $4.1 million related to the repatriation of cash from a foreign subsidiary.

    6) EBITDA represents net income before interest, income taxes, depreciation and amortization. We believe that EBITDA and EBITDA "excluding charges / gains" (see Note (1) above), are performance measures that provide securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We also use EBITDA for planning purposes, including the preparation of annual operating budgets, to determine levels of operating and capital investments and for compensation purposes, including bonuses for certain employees.

    We believe issuers of "high yield" securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA is an appropriate supplemental measure of debt service capacity because cash expenditures for interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

    -- EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

    -- EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

    -- EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

    -- Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

    -- Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

    Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance GAAP and using EBITDA only supplementally.



                        PLAYTEX PRODUCTS, INC.
                      CONSOLIDATED BALANCE SHEETS
             (Unaudited, in thousands, except share data)

                                                 July 1,  December 31,
                                                  2006        2005
                                                --------- ------------
                     Assets
Current assets:
  Cash & cash equivalents                       $  23,575  $   94,447
  Receivables, less allowance for doubtful
   accounts of $1,635
   and $1,376 for 2006 and 2005, respectively     136,392      90,776
  Inventories                                      51,078      62,109
  Deferred income taxes, net                       13,105      12,859
  Other current assets                              6,986      10,411
                                                ---------- -----------
     Total current assets                         231,136     270,602

Net property, plant and equipment                 111,623     110,314
Goodwill                                          485,610     485,610
Trademarks, patents & other intangibles, net      123,507     124,753
Deferred financing costs, net                       9,847      12,095
Other noncurrent assets                               805       1,164
                                                ---------- -----------
     Total assets                               $ 962,528  $1,004,538
                                                ========== ===========
      Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                              $  27,595  $   32,509
  Accrued expenses                                 97,078      82,654
  Income taxes payable                                961       4,440
                                                ---------- -----------
     Total current liabilities                    125,634     119,603
Long-term debt                                    610,696     685,190
Deferred income taxes, net                         73,697      66,012
Other noncurrent liabilities                       19,650      19,616
                                                ---------- -----------
     Total liabilities                            829,677     890,421
                                                ---------- -----------
Stockholders' equity:
  Common stock, $0.01 par value, authorized
   100,000,000 shares, issued and outstanding
   63,998,410 shares at July 1, 2006 and
   63,573,621 shares December 31, 2005                640         636
  Additional paid-in capital                      552,112     556,865
  Retained earnings (accumulated deficit)        (410,795)   (430,504)
  Accumulated other comprehensive income           (3,308)     (3,098)
  Treasury stock, at cost (1)                      (5,798)          -
  Unearned equity compensation                          -      (9,782)
                                                ---------- -----------
     Total stockholders' equity                   132,851     114,117
                                                ---------- -----------
     Total liabilities and stockholders' equity $ 962,528  $1,004,538
                                                ========== ===========

(1) Includes repurchase of 500,000 shares on the open market as part of our recently announced stock repurchase program. The remaining treasury stock represents forfeited restricted stock.


                        PLAYTEX PRODUCTS, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (Unaudited, in thousands)

                                                    Six Months Ended
                                                   -------------------
                                                    July 1,   July 2,
                                                     2006      2005
Cash flows from operations:                        --------- ---------
 Net income                                        $ 19,709  $ 21,131
   Adjustments to reconcile net income to net cash
    provided by operations:
 Depreciation                                         7,331     8,103
 Amortization of intangibles                          1,288     1,217
 Amortization of deferred financing costs             1,251     1,380
 Equity compensation                                  4,073       679
 Deferred income taxes                                7,287     5,492
 Premium on debt repurchases                          4,561     7,136
 Write-off of deferred fees related to retirement
  of debt                                             1,008     1,456
 Other, net                                              20       158
 Net changes in operating assets and liabilities:
  Receivables                                       (45,434)  (39,336)
  Inventories                                        10,843    16,002
  Accounts payable                                   (1,542)  (18,722)
  Accrued expenses                                   14,217    17,255
  Other                                                 464     1,979
                                                   --------- ---------
   Net cash provided by operations                   25,076    23,930
Cash flows from investing activities:
 Capital expenditures                                (8,933)   (3,498)
 Payments for intangible assets                      (2,815)   (5,786)
                                                   --------- ---------
   Net cash used for investing activities           (11,748)   (9,284)
Cash flows from financing activities:
 Long-term debt repurchases                         (68,474)  (81,080)
 Repayments under revolving credit facility          (6,310)       --
 Premium on debt repurchases                         (4,561)   (7,136)
 Proceeds from issuance of stock                        888     4,944
 Purchases of stock for treasury                     (5,798)       --
                                                   --------- ---------
   Net cash used for financing activities           (84,255)  (83,272)
Effect of exchange rate changes on cash                  55      (178)
                                                   --------- ---------
Decrease in cash and cash equivalents               (70,872)  (68,804)
Cash and cash equivalents at beginning of period     94,447   137,766
                                                   --------- ---------
Cash and cash equivalents at end of period         $ 23,575  $ 68,962
                                                   ========= =========
Supplemental disclosures of cash flow information:
 Interest paid                                     $ 29,035  $ 35,563
 Income tax paid, net                              $  8,456  $  1,865




    CONTACT: Playtex Products, Inc.
             Douglas Sinclair, 302-678-6418